SECOND AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
FUND ADMINISTRATION SERVICING AGREEMENT

THIS SECOND AMENDMENT dated as of the 8th day of November, 2011, to the Fund Administration Servicing Agreement, dated as of April 6, 2011, as amended August 23, 2011 (the "Agreement"), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (the "Trust") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the exhibits and add the following series to the Managed Portfolio Series:

Exhibit E, the New Path Tactical Allocation Fund, is hereby added to the Agreement and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ James R. Arnold	By:	/s/ Michael R. McVoy
Printed Name:	James R. Arnold	Printed Name:	Michael R. McVoy
Title:	President	Title:	Executive Vice President